UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315) 331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
March 13, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of IEC Electronics Corp. The meeting will be held on Wednesday, March 13, 2019 at 9:00 a.m. (Eastern Time). The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the meeting via the internet by visiting www.virtualshareholdermeeting.com/IEC2019. You will not be able to attend the Annual Meeting in person.

The Annual Meeting is being held for the following purposes:

1.	To elect six (6) directors to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019;

3.	To approve, on an advisory basis, the compensation paid to our named executive officers (“say-on-pay”);

4.	To vote, on an advisory basis, on the frequency (every year, two years or three years) of future advisory votes on the compensation of our named executive officers (“say-on-frequency”);

5.	To consider and approve our 2019 Stock Incentive Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Annual Meeting is January 15, 2019. Only stockholders at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Your vote is important. Whether or not you expect to participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote by the internet or by telephone, or, if you received paper copies of the proxy materials by mail, by mailing a proxy card or voting instruction form. We encourage you to vote using the internet, as it is the most cost-effective way to vote. Even if you have voted by internet, telephone or proxy card, you may still vote electronically if you attend the virtual meeting.

We are following the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to stockholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send stockholders a full, printed copy of proxy materials and allow them instead to deliver to their stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and to provide online access to the documents. The Notice of Internet Availability provides instructions on how to view our proxy materials for the Annual Meeting on the internet and vote, and request a printed copy of the proxy materials. These “e-proxy” rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Dated:    January 24, 2019                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 13, 2019

Our proxy statement and Annual Report to Stockholders are also available online at www.proxyvote.com

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
(315) 331-7742

Proxy Statement
For the 2019 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The board of directors of IEC Electronics Corp. (“IEC,” the “Company,” “we,” “our,” or “us”) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, and is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, March 13, 2019 at 9:00 a.m. (Eastern Time). The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location. You will be able to attend the Annual Meeting, vote your shares, and submit your questions during the meeting via the internet by visiting www.virtualshareholdermeeting.com/IEC2019. There will not be a physical meeting location and you will not be able to attend in person. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by internet, telephone or by completing and mailing your proxy card.

We are making these proxy materials available to you on or about January 24, 2019.

What is included in these proxy materials?

These proxy materials include:

•	Our Annual Report to Stockholders for the fiscal year ended September 30, 2018 (“Fiscal 2018”); and

•	Notice of the 2019 Annual Meeting and proxy statement.

If you request and receive printed versions of the proxy materials by mail, these proxy materials also include a copy of the proxy card.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal 1: the election of six (6) directors to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019;

•	Proposal 3: an advisory vote to approve the compensation paid to our named executive officers (“say-on-pay”);

•	Proposal 4: an advisory vote to determine the frequency (every year, two years or three years) of future advisory votes on the compensation of our named executive officers (“say-on-frequency”); and

•	Proposal 5: to consider and approve our 2019 Stock Incentive Plan.

Our board of directors recommends that you vote “FOR” each of proposals 1, 2, 3, and 5 and recommends that you vote “ONE YEAR” on Proposal 4.

Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on. However, if any other matters properly come before the meeting, the people appointed as proxies, or their substitutes, will be authorized to vote on those matters in their own judgment.

Who can vote at the Annual Meeting?

Only stockholders at the close of business on January 15, 2019, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the record date, there were 10,379,715 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on January 15, 2019, your shares of IEC common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on January 15, 2019, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. For instructions on how to vote your shares at the Annual Meeting, see “How do I vote?” below.

Can I attend the Annual Meeting in person?

We will be hosting the Annual Meeting only by means of a live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting. You will be able to listen to the Annual Meeting, submit questions and vote by going to www.virtualshareholdermeeting.com/IEC2019. If you wish to listen to the Annual Meeting, but do not wish to submit questions or vote during the Annual Meeting, you may go to www.virtualshareholdermeeting.com/IEC2019 and log in as a guest.

The Annual Meeting webcast will start at 9:00 a.m. (Eastern Time) on Wednesday, March 13, 2019. We encourage you to access the meeting website prior to the start time to allow time for check in. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call (315) 332-4559 for our technical support.

How do I register to attend the Annual Meeting?

You do not need to register to attend the Annual Meeting webcast. Follow the instructions on your Notice of Internet Availability or proxy card (if you received a printed copy of the proxy materials) to access the Annual Meeting. See “Can I attend the Annual Meeting in person?” above.

How can I submit a question at the Annual Meeting?

If you wish to submit a question the day of the Annual Meeting you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/IEC2019, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to Annual Meeting matters and therefore will not be answered.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are following the Securities and Exchange Commission’s (the “SEC”) “e-proxy” rules that allow public companies to furnish proxy materials to stockholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send stockholders a full, printed copy of proxy materials and allow them instead to deliver to their stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and to provide online access to the documents. As a result, we mailed the Notice of Internet Availability to many of our stockholders on or about January 24, 2019.

The Notice of Internet Availability provides instructions on how to:

•	View our proxy materials for the Annual Meeting on the internet and vote; and

•	Request a printed copy of the proxy materials.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Where can I view the proxy materials on the internet?

We are making this proxy statement and voting instructions available to stockholders on or about January 24, 2019, at www.proxyvote.com. We are also making our 2018 Annual Report on Form 10-K available at the same time and by the same method. The 2018 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

How can I receive a printed copy of the proxy materials, including the annual report?

Stockholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

•	Telephone: call toll-free at 1-800-579-1639;

•	Internet at www.proxyvote.com; or

•
E-mail at sendmaterial@proxyvote.com. If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow on the Notice of Internet Availability included in the subject line.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, bank or nominee.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, there are four ways to vote:

•	By internet at www.proxyvote.com. We encourage you to vote this way.

•	By touch tone telephone: call toll-free at 1-800-690-6903.

•	By completing and mailing your proxy card.

•
At the Annual Meeting: instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/IEC2019. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote to ensure your vote is counted. You may still attend the meeting and vote your shares if you have already voted by proxy.

Only the latest proxy you submit will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you hold your shares in “street name” as a beneficial owner of shares registered in the name of your broker, bank or nominee (“broker”), you must vote your shares in the manner prescribed by your broker. Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting instruction card used by that organization to see if it offers internet or telephone voting.

Instead of directing your broker how to vote your shares, you may elect to attend the Annual Meeting and vote your shares during the meeting. Instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/IEC2019. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of January 15, 2019, the record date for the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

•	You are present and vote at the meeting;

•	You have voted by internet or telephone;

•	You have properly submitted a proxy card; or

•	If your shares are held in street name, your broker has voted based on your instructions or your broker has voted on a discretionary item.

Abstentions and broker non-votes on discretionary items will be counted towards the quorum requirement. If there is no quorum, a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the board of directors in Proposal 1. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2 (ratification of the selection of our independent public accounting firm), Proposal 3 (advisory vote to approve the compensation paid to our named executive officers), and Proposal 5 (to consider and approve our 2019 Stock Incentive Plan). You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on Proposal 4 (advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers).

If you abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the required vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. A broker will have discretionary authority to vote on Proposal 2 relating to the ratification of the selection of our independent accounting firm, but will not have discretionary authority to vote on any other matter. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm), but not with respect to Proposal 1 (the election of directors), Proposal 3 (advisory vote to approve the compensation paid to our named executive officers), Proposal 4 (advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers), and Proposal 5 (to consider and approve our 2019 Stock Incentive Plan). We encourage you to provide instructions to your broker to vote your shares on Proposals 1, 3, 4 and 5.

Who counts the votes?

Broadridge Financial Solutions has been appointed inspector of election by the Company and will tabulate votes at the Annual Meeting.

How many votes are needed to approve each proposal and what are the recommendations of our board of directors?

•
Proposal 1 – Election of directors: The outcome of this vote will be determined by a plurality of the votes cast at the Annual Meeting. This means that the six director nominees with the most affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors. The board recommends a vote FOR election of all of the nominated directors.

•
Proposal 2 – Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2019: Approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are counted and have the effect of a vote against this proposal, because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal. Since brokers have authority to vote on your behalf with respect to Proposal 2, there will be no broker non-votes for this proposal. The board recommends a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

•
Proposal 3 – Advisory vote to approve the compensation paid to our named executive officers: In this non-binding advisory vote, stockholders are asked to vote with respect to the current compensation practices and policies as they apply to our named executive officers, and as more fully described in this proxy statement. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. The results of the vote will be taken under advisement by the board of directors in its future consideration and development of our compensation practices. Abstentions are counted and have the effect of a vote against this proposal. Broker non-votes are not counted and will not impact the outcome of the vote on this proposal. The board recommends a vote FOR approval of the compensation paid to our named executive officers.

•
Proposal 4 – Advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers: In this non-binding advisory vote, stockholders are asked to vote to set a one, two or three year interval between stockholder “say-on-pay” votes. The outcome of this vote will be determined by a plurality of the votes cast. This means that the frequency receiving the greatest number of votes will be deemed to have been selected by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this matter. The board recommends a vote of ONE YEAR for the frequency of future advisory votes on the compensation of our named executive officers.

•
Proposal 5 – To consider and approve our 2019 Stock Incentive Plan: Approval of Proposal 5 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are counted and have the effect of a vote against this proposal. Broker non-votes are not counted and will not impact the outcome of the vote on Proposal 5. The board recommends a vote FOR approval of the 2019 Stock Incentive Plan.

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the named proxies will vote your shares in the manner recommended by our board (i.e. FOR each of the director nominees named in Proposal 1, FOR Proposals 2, 3 and 5, and ONE YEAR for Proposal 4) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you do not provide your broker with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1, 3, 4 and 5 which are non-routine proposals. Your broker has discretionary authority to vote your uninstructed shares with respect to Proposal 2, which is a routine proposal.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy at any time before the closing of the polls at the meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	Submitting a later-dated vote by internet or telephone (only your latest internet or telephone vote will be counted);

•	Submitting another properly completed, later-dated proxy card;

•
Sending a written notice that you are revoking your proxy to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513, which must be received no later than March 12, 2019; or

•
Participating in the Annual Meeting webcast and voting during the meeting. Attending the meeting without voting during the meeting will not, by itself, revoke a previously submitted proxy unless you specifically request your prior proxy be revoked.

If you hold your shares in street name, contact your broker or other organization regarding how to revoke your instructions and change your vote. You may change your vote by submitting a later-dated vote on the internet or by telephone or by participating in the Annual Meeting webcast and by submitting a later vote during the meeting.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability or voting instruction card?

If you receive more than one Notice of Internet Availability or voting instruction card, your shares are registered in more than one name or are registered in different accounts. Please vote using each Notice of Internet Availability or voting instruction card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the posting or mailing of the proxy materials, our directors, officers and employees also may solicit proxies in person, by telephone, by email or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

At our Annual Meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the Annual Meeting.

Our stockholders may submit proposals for inclusion in the proxy materials. These proposals must satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by September 26, 2019 to our Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In addition, our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not less than 90 days before the date of the meeting. The notice must set forth your name and address, a representation that you are a holder of record of our stock entitled to vote at the meeting and you intend to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, and such other information regarding the proposal as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. We have received no such notice for the 2019 Annual Meeting. Assuming a date of March 13, 2020 for our 2020 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513, no later than December 14, 2019.

Our bylaws also provide that if a stockholder intends to nominate a candidate for election as a director at the Annual Meeting, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not less than 90 days before the date of a meeting of stockholders. The notice must set forth your name and address, the name and address of the person to be nominated, a representation that you are a holder of record of stock entitled to vote at the meeting, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. Assuming a date of March 13, 2020 for our 2020 annual meeting of stockholders, written notice of a nomination must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513 no later than December 14, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below presents certain information as of January 15, 2019 about the persons known by us to be the record or beneficial owner of more than 5% of our common stock. Percentages are based on 10,379,715 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Vintage Capital Management, LLC, et al 4705 S. Apopka Vineland Road, Suite 210 Orlando, Florida 32819	1,016,694	(1)	9.80%
Clayton Partners LLC 3160 College Avenue, Suite 203 Berkeley, CA 94705	650,263	(2)	6.26%

(1)
This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13D dated February 2, 2015 filed with the SEC by Vintage Capital Management, LLC (“Vintage Capital”), Kahn Capital Management, LLC (“Kahn Capital”), a member and majority owner of Vintage Capital, and Brian R. Kahn, manager of each of Vintage Capital and Kahn Capital, and subsequent Section 16 reports filed with the SEC by Andrew M. Laurence, a partner of Vintage Capital, and Jeremy R. Nowak, a partner and Chief Operating Officer of Vintage Capital, that indicate that the 1,016,694 shares are held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital. Vintage Capital, Kahn Capital and Brian R. Kahn each report shared voting and shared dispositive power with respect to all 1,016,694 shares. The amount indicated does not include shares directly held by Messrs. Laurence and Nowak.

(2)
This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated August 24, 2018 filed with the SEC by Clayton Partners LLC (“Clayton Partners”), which indicated that Clayton Partners holds sole voting and dispositive power with respect to these shares.

SECURITY OWNERSHIP OF MANAGEMENT
The table below presents certain information as of January 15, 2019 about shares of our common stock held by (1) each of our directors; (2) each of our named executive officers; and (3) all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (1)
Directors
Keith M. Butler	43,227		†
Charles P. Hadeed	56,329		†
Lynn J. Hartrick	29,079		†
Andrew M. Laurence	24,079	(2)	†
Jeremy R. Nowak	24,079	(2)	†
Michael W. Osborne	9,813		†
Named Executive Officers
Jeffrey T. Schlarbaum (3)	322,008	(4)	3.01%
Thomas L. Barbato (5)	—		†
Michael T. Williams (6)	33,934		†
All directors and executive officers as a group (9 persons)	542,548	(4)	5.07%
† We have omitted percentages of less than 1%

(1)
The amounts reported by such persons are as of January 15, 2019, with percentages based on 10,379,715 shares issued and outstanding except where the person has the right to receive shares within 60 days of such date, which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole investment power with respect to the all of the shares shown as owned by the stockholder.

(2)
Does not include 1,016,694 shares of common stock held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital. Each of Mr. Laurence and Mr. Nowak, partners of Vintage Capital, disclaims beneficial ownership of these shares.

(3)	Mr. Schlarbaum is also a director of the Company.

(4)	The amount shown includes presently exercisable options for 312,108 shares of our common stock.

(5)	Mr. Barbato, our Chief Financial Officer, joined the Company in September 2018.

(6)	Mr. Williams separated from the Company effective June 15, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and greater than 10% stockholders to file with the SEC reports of ownership and changes in ownership of our common stock.
During Fiscal 2018, all of our directors and officers timely complied with the filing requirements of Section 16(a) of the Exchange Act, except for Michael T. Williams and Thomas L. Barbato, who each filed one late report with respect to one transaction.
PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is established by the board and, in the interests of the Company and its stockholders, the board has resolved to reduce the number of directors from seven to six. At the Annual Meeting, the six persons listed below will be nominated as directors. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

All of the board’s nominees for director were elected at the last annual meeting and were recommended by our nominating and governance committee. All nominees have consented to serve if elected. In the event that any nominee should be unable to serve or for good cause will not serve, the proxies will be voted for the election of such other persons as the nominating and governance committee of the board of directors may recommend.

Required Vote

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the nominees that receive the most affirmative votes will be elected. In an uncontested election, all of the board’s nominees will be elected. You may vote “FOR” the nominees, or you may “WITHHOLD” your vote from one or more of the nominees. Withheld votes and broker non-votes will have no effect on the voting results.

The board of directors unanimously recommends a vote FOR the election as directors each of the nominees listed below.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee. We believe these nominees are highly qualified individuals with a diversity of experience. Several of the nominees have experience serving on the boards of directors of public companies and/or operational experience in the electronic contract manufacturing sector. We also believe that all of our nominees have a reputation for integrity, honesty and adherence to high ethical standards. In addition, each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our board.

Keith M. Butler, age 60, has served as a director of the Company since 2015. He has been the Chief Operating Officer of RxSafe LLC, a pharmacy automation equipment company, since April 2014. From October 2013 to April 2014, Mr. Butler pursued personal interests. From September 2010 to October 2013, Mr. Butler was Executive Vice President of Operations for OnCore Manufacturing Services, LLC, an electronic contract manufacturer. Mr. Butler has served as a strategic advisory board member of Vintage Capital Management, LLC, a private equity firm, since March 2009.

We believe that Mr. Butler brings extensive operational experience in the contract manufacturing sector. Mr. Butler’s past and present service as a founder and executive of several contract manufacturing companies provides him with significant experience and insight relative to our industry segment as well as the competitive advantages of our operations.

Charles P. Hadeed, age 68, has served as a director of the Company since 2015. He is a director and Chairman of the Board of Transcat, Inc. (NASDAQ:TRNS), a provider of accredited calibration and compliance services and distributor of professional grade handheld test, measurement and control instrumentation. Mr. Hadeed served as Transcat’s Executive Chairman from July 2013 until June 2014, as its Chief Executive Officer from April 2007 to July 2013 and as its President from May 2006 to September 2012.

We believe that Mr. Hadeed’s extensive management, financial and operational experience as a former chief executive officer, chief financial officer and chief operating officer of a public company with a similar market capitalization to ours provides us with valuable experience at the board level. Mr. Hadeed’s prior experiences also include turnaround management of a public company that faced obstacles similar to ours and those experiences make him a valuable board member.

Andrew M. Laurence, age 44, has served as a director of the Company since 2015. He is a partner of Vintage Capital Management, LLC., a private equity firm. Mr. Laurence joined Vintage Capital Management in January 2010 and is responsible for all aspects of Vintage’s transaction sourcing, due diligence and execution. Since September 2018, Mr. Laurence has served as the Chairman of the Board and serves on the audit and risk committees of Liberty Tax, Inc. (OTC:TAXA), a company specializing in the preparation of tax returns for individuals and small businesses. Mr. Laurence served as Corporate Secretary of API Technologies Corp. (NASDAQ:ATNY), a leading provider of high performance radio frequency microwave, microelectronic, power, and security solutions, from January 2011 until February 2016. Mr. Laurence also served as API’s Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. Mr. Laurence serves on the Board of Directors of Energes Services, LLC, an oilfield services company and as Manager of East Coast Welding & Fabrication, LLC, a metals fabrication business. He is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital - Milton.

We believe that Mr. Laurence’s experience investing in, growing and improving companies, some of which are within our industry segment, makes him a valuable member of our board of directors.

Michael W. Osborne, age 48, is the Chief Revenue Officer at Angelica Corporation, a provider of healthcare linen and medical laundry services, where he is responsible for sales, marketing and customer service and also provides oversight of Angelica’s turnaround key initiatives and leads the development of long-term strategic growth. Prior to joining Angelica in June 2017, from October 2016 to April 2017, Mr. Osborne served as a Senior Vice President of Steel Partners, a private investment firm, providing advisory services to its public holding company, Steel Partners Holdings L.P. (NYSE:SPLP) and its hedge fund. From June 2012 to February 2016, he served as Senior Vice President, Corporate Development and from January 2009 to June 2012 as Senior Vice President, Business Development and Supply Chain at Sparton Corporation (NYSE:SPA), a provider of design, development and manufacturing services for complex electromechanical devices.

We believe that Mr. Osborne’s operational, sales and marketing experience make him a valuable member of our board. Mr. Osborne brings relevant experience in the management and operations of companies in our industry, which are critical in developing our strategic growth and market presence.

Jeremy R. Nowak, age 43, is our Chairman of the Board and has served in such capacity since 2015. Mr. Nowak has been a partner and the Chief Operating Officer of Vintage Capital Management, LLC, a private equity firm, since July 2010. Mr. Nowak is responsible for Vintage’s business development, transactional due diligence and trading execution. Mr. Nowak joined Kahn Capital Management, LLC, a predecessor to Vintage, in September 2006.

Mr. Nowak’s financial and investment experience make him a valuable member of our board. Mr. Nowak’s experiences at Vintage provide a needed stockholder perspective of the change the Company intends to effect.

Jeffrey T. Schlarbaum, age 52, has served as a director and as our President and Chief Executive Officer since February 2015. From February 2013 to June 2013 and from June 2014 to February 2015, Mr. Schlarbaum pursued personal interests. From June 2013 to June 2014, Mr. Schlarbaum served as Chief Operations Officer for LaserMax, Inc., a manufacturer of laser gun sights for law enforcement and the shooting sports community. From October 2010 to February 2013, Mr. Schlarbaum served as our President. Prior to that, Mr. Schlarbaum served as our Executive Vice President and President of Contract Manufacturing from October 2008 to October 2010, Executive Vice President from November 2006 to October 2008 and Vice President, Sales and Marketing from May 2004 to November 2006. Prior to joining us, Mr. Schlarbaum served in senior management roles with various contract manufacturing companies. Since July 2017, Mr. Schlarbaum also serves as a director and member of the audit committee of Lakeland Industries, Inc. (NASDAQ:LAKE), a global manufacturer of technologically-advanced protective clothing.

We believe that Mr. Schlarbaum’s background as a senior executive of the Company provides him with extensive knowledge of our operating history. We believe that this long-term institutional knowledge of the Company, its customers and its executive team make Mr. Schlarbaum a significant asset to our board. Mr. Schlarbaum also brings general management, marketing and operational experience that is of value to the board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

Our business, property and affairs are managed under the direction of our board of directors. The board is committed to sound and effective corporate governance practices and, accordingly, has adopted Corporate Governance Guidelines that provide a system of best practices with respect to board function and communication. Our Corporate Governance Guidelines address matters including board composition, director responsibilities, director independence, selection of board nominees, board membership criteria, mandatory retirement, meeting participation, executive sessions of our independent directors, evaluation of the performance of the chief executive officer, committees, succession planning, orientation and continuing education.

Director Independence

The NYSE American LLC Company Guide requires that a majority of the members of a listed company’s board of directors be independent. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship with the Company or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the NYSE American LLC Company Guide and applicable SEC rules and regulations, our board has determined that the following directors are independent: Messrs. Butler, Hadeed, Hartrick, Laurence, Osborne and Nowak.

Board Leadership Structure and Role in Risk Oversight

Our board is responsible for the selection of the chairman of the board and the chief executive officer. The current board of directors believes that separating the roles of chairman of the board and chief executive officer best serves our interest in achieving effective corporate governance. The current board believes that separating these two positions allows each person to focus on his individual responsibilities, which is essential to the strategic focus on improving our operational and financial performance. Under this leadership structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the Company and can work to implement our long-term strategic plans. At the same time, our non-executive chairman of the board can focus his attention on addressing long-term strategic issues, working collaboratively with our other board members, and providing independent insight and guidance to our chief executive officer. In addition, maintaining a separation of the roles of chairman of the board and chief executive officer aids the board in its oversight of our risk management. Although we believe that the separation of the roles of chairman of the board and chief executive officer is appropriate in the current environment, our board leadership structure may change in the future as our business, industry and corporate governance practices evolve.

The board of directors is responsible for overseeing risks that could affect our management’s processes for managing risk. This oversight is conducted primarily through the board’s committees. Our audit committee focuses on risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters. Our nominating and governance committee focuses on the management of risks associated with board membership and structure, as well as corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and programs.

While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. The board satisfies this responsibility by taking reports from each committee chairman regarding the risk considerations within each committee’s area of expertise. In addition, the board receives reports from members of our senior management team responsible for oversight of material risk to the Company.

The full board focuses on the strategic, financial and execution risks associated with the annual operating plan, significant legal matters, acquisitions and senior management succession planning.

As part of its risk oversight responsibilities, our board of directors and its committees review the processes that management uses to manage our risk exposure. In doing so, the board and its committees monitor our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to our Company, including, but not limited to, operational, financial, legal, regulatory and strategic risks.

Board Meetings and Attendance

During Fiscal 2018, our board held five meetings.

During Fiscal 2018, each incumbent director attended at least 75% of the meetings of the board, and of those committees upon which such director served, held during the period that he served.

Director Attendance at Annual Meetings

Board members are expected to attend the Company’s annual meeting of stockholders each year. All of our directors attended our 2018 annual meeting of stockholders.

Board Committees

Our board has three standing committees to assist in the discharge of its responsibilities: the audit committee, the compensation committee, and the nominating and governance committee. The following table indicates the committee(s) on which each director serves or served, the identity of the chair of each committee, and the number of times each committee met during Fiscal 2018:

Committee Membership

Director:	Audit	Compensation	Nominating and Governance
Keith M. Butler	—	☒	—
Charles P. Hadeed	Chair	—	Chair
Lynn J. Hartrick	—	Chair	☒
Andrew M. Laurence	☒	—	—
Jeremy R. Nowak	☒	☒	—
Jeffrey T. Schlarbaum	—	—	—
Michael W. Osborne	—	—	☒
Total Meetings in Fiscal 2018:	4	1	—

Each committee acts pursuant to a written charter adopted by the board. The charter of each of the audit, compensation and nominating and governance committees complies with the NYSE American corporate governance listing standards. The committees regularly report their activities and actions to the full board at the next board meeting. Each committee’s charter is available on our website at www.iec-electronics.com under the heading, “Investors” and the subheading, “Corporate Governance.”

Audit Committee

The audit committee oversees our corporate accounting and financial reporting processes and the audits of our financial statements. The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Its responsibilities include:

•
the appointment, retention, termination, compensation and oversight of our independent auditors, including an evaluation of the qualifications, performance and independence of the independent auditors;

•
the review and discussion with management and the independent auditors of the financial statements and related disclosures included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	the oversight of management’s implementation of internal controls and procedures and disclosure controls and procedures;

•
the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters;

•	administration and oversight of our Code of Business Conduct and Ethics; and

•	the review and approval of related persons transactions.

The audit committee has authority to engage independent counsel and other advisers as necessary to carry out its responsibilities. In addition, the audit committee has sole authority to determine the fees payable to such independent counsel and advisers, which fees shall be paid by the Company.

The board of directors has determined that each member of the audit committee meets the independence and financial literacy requirements applicable to audit committee members under the NYSE American LLC Company Guide. The board of directors has further determined that Mr. Hadeed qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

Compensation Committee

The compensation committee assists the board in its discharge of responsibilities with respect to executive and director compensation. Its responsibilities include:

•	the oversight and development and administration of our executive compensation plans;

•	the review and approval of the compensation for all executive officers other than the chief executive officer;

•	the recommendation to the independent members of the board of the compensation of the chief executive officer;

•	the evaluation of the chief executive officer;

•	the review and recommendation to the board of the terms of any employment, severance, change in control, termination or retirement arrangements for all executive officers;

•	the review and recommendation to the board of the compensation paid to directors; and

•	the assessment of the independence of any compensation consultant, independent legal counsel or other adviser retained by the committee.

The compensation committee approves equity awards for our other employees, including the delegation of authority to our chief executive officer to award up to a specified number of stock options to non-executive employees for special performance or recruitment to the Company.

The compensation committee has sole authority, in its discretion, to retain or obtain advice of a compensation consultant, independent legal counsel or other adviser to assist the compensation committee in carrying out its responsibilities. The compensation committee is responsible for the oversight and compensation of any compensation consultant, independent legal counsel or other adviser it retains. We are responsible for paying such compensation as determined by the compensation committee. We did not retain a compensation consultant in Fiscal 2018.

The board of directors has determined that each member of the compensation committee meets the independence requirements applicable to compensation committee members under the NYSE American LLC Company Guide.

Nominating and Governance Committee

The nominating and governance committee identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company and develops, recommends and reviews corporate governance principles applicable to the Company. The nominating and governance committee’s responsibilities include:

•	the development and recommendation to the board of director qualification criteria;

•	the development and periodic review of corporate governance principles;

•	the oversight of the board’s self-evaluation process; and

•	development of the board’s chief executive officer succession policies.

The board of directors has determined that each member of the nominating and governance committee meets the director independence requirements of the NYSE American LLC Company Guide.

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. The nominating and governance committee also will consider director candidates recommended by stockholders on the same basis it considers other potential candidates. Stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder recommendations, the nominating and governance committee seeks candidates who are independent pursuant to the NYSE American independence standards and meet certain selection criteria established by the committee. The specific criteria required for the selection of each board member will be determined from time to time within the context of the current member composition of the board of directors and the evolving needs of the Company based on business strategy and current senior management competencies. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. We do not have a formal policy regarding board diversity in the identification of nominees, but diversity is one of several factors that the nominating and governance committee takes into account when evaluating candidates. The committee believes that diversity includes perspective gained from different educational, cultural and business backgrounds and life experiences.

Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals and director nominations due for next year’s annual meeting?”

Code of Ethics and Whistleblower Policy

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and other executive officers) and employees. It is a statement of our high standards for ethical behavior, legal compliance and financial disclosure. We also maintain a Whistleblower Policy, which encourages our employees to report illegal activities and business conduct that would damage our good name, business interests and relationships with stockholders, suppliers, residents and the community at large. The Code of Business Conduct and Ethics and the Whistleblower Policy are distributed to all of our employees who in turn acknowledge, in writing, receipt of this information.

Availability of Corporate Governance Documents

We make available to the public a variety of corporate governance information on our website (www.iec-electronics.com) under the heading “Investors” and the subheading, “Corporate Governance.” Information on our website includes our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Governance Committee Charter, our Related Person Transactions Policies and Procedures, and our Whistleblower Policy. Information regarding any amendment to, or waiver from, the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer will also be posted in that section of our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, New York 14513

All stockholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The audit committee has selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (“Fiscal 2019”). The stockholders are being asked to ratify the audit committee’s selection of Deloitte. The audit committee engaged Deloitte on May 15, 2017 to serve as our independent registered public accounting firm, replacing Crowe Horwath LLP (“Crowe Horwath”) which the audit committee dismissed as of such date. Crowe Horwath served as our independent registered public accounting firm from November 18, 2014 through May 14, 2017.

Through May 15, 2017, (a) there were no disagreements between the Company and Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Crowe Horwath, would have caused Crowe Horwath to make reference to the subject matter of the disagreement(s) in its reports on the financial statements for such years; and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise. However, the board is submitting the selection of our independent registered accounting firm to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain Deloitte. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Deloitte will be present at the Annual Meeting, will be given the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

The following table shows the fees that were billed by Deloitte for professional services listed below related to our last two fiscal years, Fiscal 2018 and the fiscal year ended September 30, 2017 (“Fiscal 2017”):

Description of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	342,400	232,919
Audit Related Fees	42,903	30,072
All Other Fees	42,046	2,046
Total Fees	$427,349	$265,037

Audit fees represent amounts billed for the audit of our annual consolidated financial statements for the fiscal year and the reviews of financial statements included in our quarterly reports on Form 10-Q for the fiscal year. Audit Related Fees in Fiscal 2018 and Fiscal 2017 were for audit services related to our 401(k) employee savings plan. All Other Fees in Fiscal 2018 were for an accounting research tool subscription and fees related to the implementation of FASB Accounting Standard Update ASU 2014-09, “Revenue from Contracts with Customers.” All Other Fees in Fiscal 2017 were for an accounting research tool subscription.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee pre-approved all services performed by, and all fees to be paid to, Deloitte in Fiscal 2018 and Fiscal 2017.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of Deloitte and determined that it was compatible with the firm’s independence. For Fiscal 2018 and Fiscal 2017, Deloitte provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2019. An abstention will have the same effect as a vote against the proposal.

Unless you specify otherwise, the persons named in the proxy card intend to vote shares as to which proxies are received for the approval of ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2019.

The audit committee and our board of directors unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2019.

AUDIT COMMITTEE REPORT

In connection with our financial statements for the fiscal year ended September 30, 2018, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the “Auditors”) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors their independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the Securities and Exchange Commission.
Charles P. Hadeed, Chair
Andrew M. Laurence
Jeremy R. Nowak

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO
THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Exchange Act, we are requesting that our stockholders approve on a non-binding, advisory basis the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion in this proxy statement under the caption “Compensation of Named Executive Officers.”

The board of directors requests that stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402(m)-(q) of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

At our 2013 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. Pursuant to Proposal 4 below, stockholders are again voting on the frequency of this advisory vote at the Annual Meeting.

We urge stockholders to read the section entitled “Compensation of Named Executive Officers” of this proxy statement, including the compensation tables and narrative included within that section, which provides detailed information on the compensation of our named executive officers.

Each named executive officer is a party to an employment agreement with us. We believe these agreements and other incentives granted to these named executive officers align our named executive officers’ interests with those of our stockholders. Our compensation committee and board of directors continue to evaluate our executive compensation program with a view toward motivating our named executive officers to meet our strategic operational and financial goals in the best interests of our stockholders.

Non-Binding Vote

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on the Company, the board of directors or the compensation committee of the board of directors, and may not be construed as overruling any decision made by the board. However, the board and the compensation committee will take the voting results into account when evaluating our executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is needed to approve the compensation paid to our named executive officers. Abstentions will count as votes against this proposal. Broker non-votes will not be counted and will not impact the outcome of the vote on this proposal.

The board of directors unanimously recommends that the stockholders vote FOR the approval of the compensation paid to our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

In Proposal 3 above, we are asking stockholders to vote on an advisory resolution on the compensation of our named executive officers (the “say-on-pay” vote). Pursuant to Section 14A of the Exchange Act, in this Proposal 4, we are asking stockholders to provide an advisory vote on whether future say-on-pay votes should occur every year, every two years or every three years. You also may abstain from voting. Stockholders will have an opportunity to cast an advisory vote on the frequency of future say-on-pay votes at least every six years.

Our board of directors understands that there are different views as to what is an appropriate frequency for advisory votes on named executive officer compensation. After careful consideration, the board is recommending that future say-on-pay votes occur every year. We believe that this frequency is appropriate because it provides stockholders with an opportunity to express their opinion annually as to named executive officer compensation, because it may change from year to year.

Non-Binding Resolution

This advisory vote is non-binding on us, our board of directors and the compensation committee of the board of directors, and may not be construed as overruling any decision made by the board. However, the board and the compensation committee will consider the voting results on this proposal in determining the frequency of future say-on-pay votes.

Required Vote

Stockholders will be able to specify one of four choices for this proposal on the proxy card: ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN. The outcome of this vote will be determined by a plurality of the votes cast. This means that the frequency that receives the most affirmative votes will be the frequency approved by our stockholders. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of this matter.

The board of directors unanimously recommends that the stockholders vote ONE YEAR so that the frequency of voting on the compensation of our named executive officers occurs every year.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Named Executive Officers

The following tables and related narrative contain information regarding the compensation paid to our named executive officers for our two most recently completed fiscal years, which ended on September 30, 2018 and September 30, 2017.

Our named executive officers for Fiscal 2018 are as follows:

Jeffrey T. Schlarbaum - President and Chief Executive Officer
Thomas L. Barbato - Senior Vice President and Chief Financial Officer
Michael T. Williams - Former Vice President, Finance and Chief Financial Officer

Mr. Williams separated from the Company effective June 15, 2018, but is included as a named executive officer because he would have been among the two most highly compensated executive officers (other than the Chief Executive Officer) if he had been employed by us on the last day of Fiscal 2018.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2018 and Fiscal 2017. We present more detailed information regarding these items of compensation in the footnotes and in the narrative that follows the table.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2) (3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Jeffrey T. Schlarbaum	2018	$376,335	$—	$313,125	$—	$97,461	$5,232	$792,153
CEO	2017	370,388	—	282,638	—	—	7,847	660,873
Thomas L. Barbato (6)	2018	9,068	—	—	543,000	326	—	552,394
CFO
Michael T. Williams (7)	2018	169,731	—	—	—	—	2,434	172,165
Former CFO	2017	212,293	—	112,362	—	—	4,684	329,339

(1)
The “Salary” column reflects the base salary earned by each of our named executive officers during the applicable fiscal year, which may differ from the salary described in the narrative below under “Elements of Compensation -- Base Salary” due to effective dates for increases that do not fall on the first day of the fiscal year and pay periods that may overlap fiscal years.

(2)
In March 2018, we granted Mr. Schlarbaum time-vesting restricted stock units covering 14,232 shares and performance-vesting restricted stock units covering 58,928 shares, pursuant to the 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”). In March 2017, we granted Messrs. Schlarbaum and Williams time-vesting restricted stock units covering 17,015 shares and 6,764 shares, respectively, and performance-vesting restricted stock units covering 68,059 shares and 27,057 shares, respectively, pursuant to the 2010 Plan. The grants to Mr. Williams were forfeited upon his separation from the Company.

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718 (“ASC 718”). Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of our common stock on the date of grant. For awards subject to performance conditions, the amounts included in this column are calculated based on the probable satisfaction of the performance conditions at the grant date, which represents the highest level of performance achievement. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers and do not represent actual cash compensation paid to the recipient. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

(4)
As described in the “Narrative to Summary Compensation Table” section below, Messrs. Schlarbaum and Williams waived the annual performance bonus for Fiscal 2017 to allow instead for a management incentive plan payout that looked at performance over a two year period (Fiscal 2017 and Fiscal 2018). Mr. Barbato received a pro rata share of the management incentive plan award for the time he was employed by the Company.

(5)	Amounts shown in Fiscal 2018 and Fiscal 2017 for Messrs. Schlarbaum and Williams include the Company match portion of the 401(k) employee savings plan, as described below.

(6)
Mr. Barbato joined the Company in September 2018. Mr. Barbato’s employment agreement provided for a one-time sign-on award of a stock option to purchase 100,000 shares of the Company’s common stock under the 2010 Plan. Valuation assumptions used to determine grant date fair value as required by ASC 718 are disclosed in Note 1 - Our Business and Summary of Significant Accounting Policies - Stock-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for Fiscal 2018.

(7)	Mr. Williams separated from the Company effective June 15, 2018.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Elements of Compensation

Our compensation program for the named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentive; and

•	Long-term equity incentive.

Our named executive officers are also entitled to participate in a 401(k) employee savings plan, described below.

Base Salary

Base salaries for our named executive officers generally are set forth in their employment agreements with the Company and are subject to review for increases. For named executive officers other than the chief executive officer, the chief executive officer makes recommendations for salary increases to the compensation committee. The compensation committee reviews the chief executive officer’s base salary and makes recommendations to the board of directors for increases.

The compensation committee set Mr. Schlarbaum’s base salary at $350,000 when he joined the Company in February 2015. Effective January 19, 2018 and January 27, 2017, Mr. Schlarbaum’s base salary was adjusted to $387,491 and $374,850, respectively, to reflect the scope of his responsibilities and performance, and consideration was given to his current salary level and amounts paid to peers at peer group companies. Previously, in May 2016, Mr. Schlarbaum’s base salary had been adjusted to $357,000 to reflect a 2% cost of living adjustment.

Pursuant to his employment agreement entered into with the Company in September 2018, Mr. Barbato’s annual base salary was set at $235,000. This salary was based on an executive compensation analysis done in Fiscal 2017 and reflects Mr. Barbato's scope of responsibilities and performance. Consideration was also given to his salary level and amounts paid to peers at peer group companies.

Pursuant to his employment agreement entered into with the Company in September 2015, Mr. Williams’ annual base salary was set at $205,000. Mr. Williams’ base salary was adjusted effective January 27, 2017, to $215,250 to reflect his scope of responsibilities and performance, and consideration was given to his salary level and amounts paid to peers at peer group companies.

Annual Cash Incentive Awards

Our named executive officers generally are eligible for annual cash incentive awards under our annual management incentive plan, which we refer to as the MIP. Our named executive officers earn their MIP awards based on achievement of performance goals for the fiscal year. The compensation committee generally sets target incentive award opportunities based on a percentage of each executive officer’s base salary during the fiscal year.

In March 2017, Messrs. Schlarbaum and Williams entered into an agreement with the Company pursuant to which the officer waived the annual performance bonus for Fiscal 2017 to allow instead for a MIP that looked at performance over a two-year period (Fiscal 2017 and Fiscal 2018). As a result, we did not pay any annual incentive plan awards under the MIP with respect to Fiscal 2017.

For the two-year period (Fiscal 2017 and Fiscal 2018), the compensation committee set certain performance goals related to sales (as disclosed in the Form 10-K for Fiscal 2017 and Fiscal 2018), EBITDA (defined for purposes of the MIP as earnings before interest, taxes, depreciation and amortization), and cash flows (defined for purposes of the MIP as the reduction in debt, net of cash year over year), as a precondition for payment of any MIP awards. The annual award target during the two-year period for Messrs. Schlarbaum and Williams was 65% of plan salary and 45% of plan salary, respectively. When Mr. Barbato joined the Company in September 2018, he became eligible to participate in the MIP for 45% of plan salary.

The following table sets forth the two-year period (Fiscal 2017 and Fiscal 2018) goals at the threshold, target and maximum performance levels, as well as the weight given each performance measure.

Performance Measure	Weight	Threshold	Target	Maximum	Two-Year Period Actual Performance
($in millions)
Sales	30%	$224.0	$231.0	$238.0	$213.4
EBITDA	40%	15.8	17.6	19.4	8.6
Cash Flow	30%	4.6	5.6	7.0	1.0
A reconciliation of EBITDA for Fiscal 2018 and Fiscal 2017 follows:

	Year Ended	Year Ended
	September 30, 2018	September 30, 2017
(in thousands)
Net income	10,410	81
(Benefit from)/provision for income taxes	(8,837)	62
Depreciation and amortization expense	2,280	2,542
Interest expense	1,146	917
EBITDA	4,999	3,602

The threshold, target and maximum goals are subject to an adjustment factor of 10%, 100% and 200%, respectively, resulting from our actual performance between the target and the respective goal.

The compensation committee evaluates achievement of performance goals after fiscal year end and may increase or decrease payouts by up to 25%, subject to the approval of the independent members of the board of directors with respect to the chief executive officer’s incentive award. The payment of MIP awards generally will be made within 15 days after receipt of the audited financial statements for the fiscal year. Generally, in order to receive awards under the MIP, participants must be employed at the time the awards are paid.

In the event of an accounting restatement, participating employees may be required to reimburse us for all or any part of the amount of any payment under the MIP. Forfeitures and clawbacks of payments will also be required to the extent necessary to comply with applicable laws or regulations.

The compensation committee reserves the right in its discretion to modify or waive categories or goals.

Based on applicable Fiscal 2017 and Fiscal 2018 MIP performance measures, Mr. Schlarbaum had an achievement level of 8%, however, the compensation committee included an additional discretionary increase of 12% in the final payout, because the Newark, New York location, which is the largest revenue producing location, individually achieved a 20% payout level, and we paid an award of $97,461 to Mr. Schlarbaum. Based on applicable Fiscal 2017 and Fiscal 2018 MIP performance measures, Mr. Barbato had an achievement level of 8%, and was paid an award of $326, which reflects the pro rata share of the award for the time he was employed by the Company. Mr. Williams did not receive an award because he was not employed at the time awards were paid.

Long-Term Equity Incentive Awards

Long-term incentives in the form of equity are a significant part of our compensation program for our named executive officers. The objective of these long-term incentives is to retain and motivate our named executive officers, and to encourage long-term performance by enabling our named executive officers to participate in the long-term growth and financial success of the Company. Grants pursuant to the long-term incentive portion of our compensation program are generally made in the form of restricted stock units and by using average annual EBITDA as the performance goal for performance-vesting awards.
Messrs. Schlarbaum and Williams received grants of performance-vesting restricted stock units covering 58,928 shares and 23,763 shares, respectively under the 2010 Plan in Fiscal 2018, which reflected a number of shares with a grant date value of approximately 65% of base salary for Mr. Schlarbaum, and approximately 45% of base salary for Mr. Williams. These percentages were approved by the compensation committee based on a review of current trends for executive compensation in similar companies.
Subject to continued employment, these restricted stock units generally vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2017 to September 30, 2020. The threshold, target and maximum average annual EBITDA levels under the performance goal are $7.7 million, $8.8 million and $9.5 million, respectively. Our EBITDA for Fiscal 2018 was $5.0 million. Achievement of the performance goal at threshold, target or maximum would cause 50%, 100% or 150% of the shares, respectively, to vest, with the percentage of shares that vest based on achievement between threshold and target or between target and maximum determined using straight line interpolation. These restricted stock units are intended to create an incentive for the retention of our named executive officers and to encourage long-term performance.
Messrs. Schlarbaum and Williams received grants of performance-vesting restricted stock units covering 68,059 shares and 27,057 shares, respectively under the 2010 Plan in Fiscal 2017, which reflected a number of shares with a grant date value of approximately 65% of base salary for Mr. Schlarbaum, and approximately 45% of base salary for Mr. Williams. These percentages were approved by the compensation committee based on a review of current trends for executive compensation in similar companies. Subject to continued employment, these restricted stock units generally vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2016 to September 30, 2019. The threshold, target and maximum average annual EBITDA levels under the performance goal are $7.2 million, $9.0 million and $11.25 million, respectively. Our EBITDA for Fiscal 2017 was $3.6 million and $5.0 million for Fiscal 2018. Achievement of the performance goal at threshold, target or maximum would cause 50%, 100% or 150% of the shares, respectively, to vest, with the percentage of shares that vest based on achievement between threshold and target or between target and maximum determined using straight line interpolation. These restricted stock units are intended to create an incentive for the retention of our named executive officers and to encourage long-term performance.
In addition, in Fiscal 2018 we awarded time-vesting restricted stock units to Messrs. Schlarbaum and Williams covering 14,232 shares and 5,941 shares, respectively, under the 2010 Plan. In Fiscal 2017, we awarded time-vesting restricted stock units to Messrs. Schlarbaum and Williams covering 17,015 shares and 6,764 shares, respectively, under the 2010 Plan. For each named executive officer, the performance-vesting restricted stock units and the time-vesting restricted stock units reflected 80% and 20%, respectively, of the total number of shares underlying all of the restricted stock units granted during Fiscal 2018 and Fiscal 2017, respectively. These percentages were approved by the compensation committee based on a review of current trends for executive compensation in similar companies. Subject to continued employment, these restricted stock units generally vest on the third anniversary of the grant date and are intended to create an incentive for the retention of our named executive officers. Mr. Williams forfeited his unvested awards upon his separation from the Company.
Perquisites and Personal Benefits

Pursuant to the terms of our employment agreements with Messrs. Schlarbaum, Barbato and Williams, we are not obligated to pay any perquisites or personal benefits to our current named executive officers.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) employee savings plan (the “Savings Plan”), pursuant to the eligibility requirements of the Savings Plan. The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company matches up to 1.5% of contributions made by participating employees. None of our named executive officers is covered by a pension plan or non-qualified deferred compensation plan.

Employment Agreements and Other Arrangements

The employment agreements we entered into in Fiscal 2015 with Messrs. Schlarbaum and Williams, and the employment agreement we entered into in Fiscal 2018 with Mr. Barbato, contain clawback provisions for recovering certain compensation in the event of an accounting restatement resulting from the executives’ willful or grossly negligent conduct or financial dishonesty.

Jeffrey T. Schlarbaum, President and Chief Executive Officer

On March 20, 2015, we entered into an employment agreement with Mr. Schlarbaum in connection with his election to the office of President and Chief Executive Officer on February 6, 2015. Mr. Schlarbaum’s employment agreement entitles him to an annual base salary of $350,000, which the compensation committee will review for increases. In May 2016, the compensation committee increased Mr. Schlarbaum’s base salary to reflect a 2% cost of living adjustment and in January 2017, the compensation committee increased Mr. Schlarbaum’s base salary to $374,850. Effective January 19, 2018, Mr. Schlarbaum’s base salary was adjusted to $387,491 to reflect the scope of his responsibilities and performance, and consideration was given to his current salary level and amounts paid to peers at peer group companies. The employment agreement also entitles Mr. Schlarbaum to earn annual and long-term incentive awards on the terms established by the compensation committee for the applicable fiscal year. Mr. Schlarbaum’s employment agreement provided for a one-time sign-on award of a stock option to purchase shares of the Company’s common stock equal to four percent of the Company’s common stock outstanding on the date of grant. Thus, on March 20, 2015, we granted Mr. Schlarbaum an option to purchase 400,000 shares of our common stock under the 2010 Plan and an option to purchase 16,145 shares as an inducement award outside of the 2010 plan, each at an exercise price of $4.10 per share. One-fourth of the sign-on option vested or will vest on each of the first four anniversaries of March 20, 2015, the date of the employment agreement.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason,” as such terms are defined in his employment agreement, we will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for one year following termination;

•	a pro rata annual incentive award;

•	accelerated vesting of his sign-on option;

•	accelerated vesting of any outstanding long-term incentive awards; and

•	continued coverage under our health insurance plan for twelve months following termination.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason” within two years of a “change-in-control,” as such terms are defined in his employment agreement, we will pay or provide all of the compensation and benefits referred to immediately above, except that continued coverage under our health insurance plan will continue for twenty-four months following termination.

Thomas L. Barbato, Senior Vice President and Chief Financial Officer

In September 2018, we entered into an at-will employment agreement with Mr. Barbato to serve as our Senior Vice President and Chief Financial Officer. The employment agreement entitles Mr. Barbato to a base salary of $235,000. The chief executive officer will review periodically the salary and make recommendations to the compensation committee regarding any increases. We cannot decrease Mr. Barbato’s base salary as provided under the employment agreement except as necessary to enforce the clawback provisions. Mr. Barbato’s employment agreement provided for a one-time sign-on award of a stock option to purchase 100,000 shares of the Company’s common stock under the 2010 Plan. One-fourth of the sign-on option will vest on each of the first four anniversaries of September 10, 2018, the date of the grant.

Pursuant to the terms of the employment agreement, in the event Mr. Barbato is terminated without “cause” by us or by Mr. Barbato for “good reason,” as such terms are defined in his employment agreement, we will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for six months following termination;

•	a pro rata annual incentive award;

•
accelerated vesting of any outstanding long-term incentive awards, with any options (if applicable) to be exercised before the earlier of the option expiration date and one year following the employment termination date; and

•	continued coverage under our health insurance plan for six months following termination.

Mr. Barbato participates in our benefit plans generally applicable to other employees and executives. In addition, the employment agreement entitles Mr. Barbato to receive annual and long-term incentive awards, generally on the terms established by the compensation committee for the applicable fiscal year.

Michael T. Williams, Former Vice President, Finance and Chief Financial Officer

In September 2015, we entered into an at-will employment agreement with Mr. Williams that superseded his prior employment agreement with us dated February 11, 2014. In consideration for entering into the employment agreement, Mr. Williams received a one-time cash payment of $15,000. The employment agreement entitled Mr. Williams’ to a base salary of $205,000. In January 2017, Mr. Williams’ base salary was increased to $215,250. The chief executive officer periodically reviewed Mr. Williams’ salary and made recommendations to the compensation committee regarding any increases. We could not decrease Mr. Williams’ base salary as provided under the employment agreement except as necessary to enforce the clawback provisions.

Pursuant to the terms of the employment agreement, in the event Mr. Williams was terminated without “cause” by us or by Mr. Williams for “good reason,” as such terms are defined in his employment agreement, we would pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for one year following termination;

•	a pro rata annual incentive award; and

•	continued coverage under our health insurance plan for six months following termination.

In the event Mr. Williams was terminated without “cause” by us or by Mr. Williams for “good reason” within two years of a “change-in-control,” as such terms are defined in his employment agreement, we would pay or provide all of the compensation and benefits referred to immediately above, except that vesting of any of Mr. Williams’ outstanding long-term incentive awards would have been accelerated.

Mr. Williams participated in our benefit plans generally applicable to other employees and executives. In addition, the employment agreement entitled Mr. Williams to receive annual and long-term incentive awards, generally on the terms established by the compensation committee for the applicable fiscal year. Mr. Williams’ outstanding awards were forfeited upon his separation from the Company in June 2018.

Change in Control Provisions

Our 2010 Plan and the stock option, restricted stock award and restricted stock unit award agreements executed thereunder, provide that upon a change in control, as defined in the plans, unless the board otherwise determines, all outstanding options and restricted stock will immediately become fully vested and exercisable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Jeffrey T. Schlarbaum	300,000	100,000	(1)	$4.10	3/20/2025	—	—	—	—
	12,108	4,037	(1)	$4.10	3/20/2025	—	—	—	—
	—	—		—	—	3,750	$19,763	—	—
	—	—		—	—	12,258	$64,600	—	—
	—	—		—	—	17,015	$89,669	—	—
	—	—		—	—	14,232	$75,003	—	—
	—	—		—	—	—	—	$68,059	$358,671
	—	—		—	—	—	—	$58,928	$310,551
Thomas L. Barbato	—	100,000	(5)	$5.43	9/10/2025	—	—	—	—
Michael T. Williams (6)	—	—		—	—	—	—	—	—

(1)	Mr. Schlarbaum’s stock options were granted on March 20, 2015 and vest with respect to all of the 104,037 options on March 20, 2019.

(2)	Mr. Schlarbaum’s restricted stock award was granted on June 7, 2016 and vests with respect to 1,875 shares on each of June 7, 2019 and June 7, 2020.

(3)	The awards to Mr. Schlarbaum of 12,258, 17,015 and 14,232 vest on April 18, 2019, March 16, 2020 and March 15, 2021, respectively, assuming he continues his service through such date.

(4)
Equity incentive plan awards included in the above table reflect restricted stock unit awards granted in Fiscal 2018 and Fiscal 2017 using the target payout range, as defined in the applicable award agreements. These awards were granted on March 15, 2018 and March 16, 2017 and, subject to continued employment will have a three-year cliff vest based upon the level of achievement of the performance goal set forth on an exhibit to the applicable award agreements, which is based on the Company’s average annual EBITDA, for the period from October 1, 2017 to September 30, 2020, and October 1, 2016 to September 30, 2019, respectively. See the table above under “Annual Cash Incentive Awards” for a reconciliation of EBITDA to net income.

(5)	Mr. Barbato’s stock options were granted on September 10, 2018 and vest with respect to one-fourth of the award (25,000 shares) on each of the first four anniversaries of the date of grant.

(6)	Mr. Williams forfeited his awards upon his separation from the Company in June 2018.

DIRECTOR COMPENSATION

Cash Compensation Paid to Non-Employee Directors

Director fees for Fiscal 2018 were as follows:

Annual Board Retainer (1)	$32,000, payable in cash or stock (5)
Annual Committee Chair Retainer (2)	$8,000, payable in quarterly installments in cash
Board Meeting Fee (3)	$4,000 payable in quarterly installments at the end of each quarter in cash or stock (5)
Supplemental Fee (4)	$1,000, payable in cash at the end of the fiscal year
Reimbursement for expenses incurred in attending board meetings

(1)	Payable in quarterly installments at the beginning of each quarter.

(2)	Payable in $2,000 installments at the beginning of each quarter.

(3)	Payable in $1,000 installments in connection with each regular quarterly meeting actually attended.

(4)	The supplemental fee will be paid in cash, at the end of the fourth quarter of each fiscal year.

(5)	Non-employee directors may elect to receive payment of their annual board retainer and quarterly meeting fees in cash or in shares of the Company’s common stock.

Equity Compensation Paid to Non-Employee Directors

We provide each non-employee director with an annual grant of restricted stock, with a grant-date fair value of $25,000. We make these grants pursuant to the 2010 Plan. The grant date typically coincides with our annual meeting of stockholders. The restrictions will lapse and the shares will vest in three equal installments as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and the balance on the third anniversary of the date of grant.

On March 16, 2018, each of the non-employee directors received the annual restricted share award of 5,813 shares at a market value of $4.30 per share, which was the closing price of the Company’s common stock on the grant date as reported on the NYSE American stock exchange.

Director Compensation Table

The following table summarizes the cash and equity compensation earned by non-employee directors during Fiscal 2018.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	All Other Compensation ($) (5)	Total ($)
Keith M. Butler	37,000	24,996	52	62,048
Charles P. Hadeed	53,000	24,996	52	78,048
Lynn J. Hartrick	45,000	24,996	52	70,048
Andrew M. Laurence	37,000	24,996	52	62,048
Jeremy R. Nowak	37,000	24,996	52	62,048
Michael W. Osborne	37,000	24,996	26	62,022

(1)
Due to his role as an executive officer of the Company, Jeffrey T. Schlarbaum did not receive compensation for his service as a director. We report his compensation for Fiscal 2018 in the section “Compensation of Named Executive Officers” of this proxy statement.

(2)
The fees set forth in this column reflect compensation paid in cash to each director in respect of Fiscal 2018 for board retainers, committee chair retainers, supplemental fees and meeting fees. Directors have the ability to elect to receive their board retainer and meeting fee payments in stock, but during Fiscal 2018 each director elected to receive the board retainer and meeting fee payments in cash. Each of Messrs. Hadeed and Hartrick received annual retainers for serving as a committee chair during Fiscal 2018.

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of our common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the directors and do not represent actual cash compensation paid to the directors. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The closing market price on the grant date was $4.30 per share on March 16, 2018.

(4)	The aggregate number of unvested restricted stock awards at the end of Fiscal 2018 for each non-employee director was:

Keith M. Butler	12,154
Charles P. Hadeed	12,154
Lynn J. Hartrick	12,154
Andrew M. Laurence	12,154
Michael W. Osborne	5,813
Jeremy R. Nowak	12,154

(5)
Reflects the dollar value of insurance premiums paid by the Company during Fiscal 2018 in connection with the policy of term life insurance provided to each non-employee director in the amount of $50,000.

Deferred Compensation Plan

Effective January 1, 2009, the board established the IEC Electronics Corp. Board of Directors Deferred Compensation Plan (“Directors Deferred Plan”) which allows the non-employee directors of the Company the opportunity to defer all or part of their cash compensation. No director elected to participate in the Directors Deferred Plan in Fiscal 2018.

PROPOSAL 5
APPROVAL OF 2019 STOCK INCENTIVE PLAN
We are asking our stockholders to approve the adoption of the IEC Electronics Corp. 2019 Stock Incentive Plan (the “2019 Plan”). Our board of directors adopted the 2019 Plan as of January 16, 2019, subject to stockholder approval. The 2019 Plan is now being submitted to our stockholders for their approval with respect to future awards.

The 2019 Plan will become effective upon stockholder approval, and no awards may be granted under the 2019 Plan after the date that is 10 years from the date the 2019 Plan was last approved by the Company’s stockholders.

The 2019 Plan will replace the 2010 Plan. If stockholders approve the adoption of the 2019 Plan, the 2010 Plan will immediately be terminated with respect to future awards, and the remaining authorized shares under the 2010 Plan will become available for grant under the 2019 Plan, as described in greater detail under “Description of the 2019 Plan - Authorized Shares” below. We are requesting 419,000 additional shares under the 2019 Plan.

The closing stock price of a share of the Company’s common stock as reported on the NYSE American stock exchange on January 15, 2019, our record date, was $7.00.

Highlights of the 2019 Plan and Best Practices
The 2019 Plan does…

•	Provide for a minimum one-year vesting period subject to certain limited exceptions;

•	Subject the payment of dividends and dividend equivalents on an award to the vesting of the award;

•	Contain limits on the number of shares or cash amounts that may be granted to any employee or consultant in a year;

•	Contain a limit on the number of shares and the cash amounts that may be granted or paid to any non-employee director in a year;

•	Provide for the recycling of shares back to the plan pool only in the event of expiration, forfeiture or cancellation of awards;

•	Provide for the forfeiture/clawback of incentive awards under certain circumstances.

The 2019 Plan does NOT…

•	Permit single-trigger vesting on a change in control (except where an acquirer does not assume outstanding awards);

•	Permit liberal share recycling;

•	Permit the direct or indirect repricing of stock options or stock appreciation rights without stockholder approval;

•	Permit the grant of stock options or stock appreciation rights with below-market exercise prices;

•	Permit excise tax gross-ups;

•	Contain any “evergreen” provisions that automatically add shares to the plan reserve;

•	Permit the grant of reload stock options;

•	Permit “net share counting” upon the exercise of stock options and stock appreciation rights;

•	Permit the recycling of shares underlying awards that are settled in cash.

Description of the 2019 Plan
The full text of the 2019 Plan is attached to this proxy statement as Appendix A. The principal terms of the 2019 Plan are described below, but the description is qualified in its entirety by reference to the 2019 Plan itself. In the event of a conflict between the description and the terms of the 2019 Plan itself, the terms of the 2019 Plan will govern. The 2019 Plan will not become effective unless approved by stockholders.

Purpose
The purpose of the 2019 Plan is to promote stockholder value and the future success of the Company by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its affiliates, and any other individuals who perform services for the Company or any of its affiliates.

Administration
Except as noted below, the 2019 Plan will be administered by the compensation committee of the board of directors. Each member of the compensation committee shall be:

•	a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act; and

•	a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the exchange on which the Company’s shares are traded.

The compensation committee will have the authority to select the employees and other individuals (other than non-employee directors) to receive awards under the 2019 Plan, to determine the type, size and terms of the award to be made to each individual selected, to modify the terms of any award that has been granted, to determine the time when awards will be granted, to establish performance objectives, and to prescribe the form of award agreement. The compensation committee is also authorized to interpret the 2019 Plan and the awards granted under the 2019 Plan, to establish, amend and rescind any rules and regulations relating to the 2019 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2019 Plan. The compensation committee may authorize any one or more of its members or any officer of the Company or any affiliate to execute and deliver documents or to take any other action on behalf of the compensation committee with respect to awards made or to be made to participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

The board of directors has all the powers otherwise vested in the compensation committee by the terms of the 2019 Plan in respect of awards granted to non-employee directors.

Notwithstanding the foregoing, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the compensation committee nor the board of directors may reprice, adjust or amend the exercise price of stock options or stock appreciation rights previously awarded, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. Any amendment or repeal of this prohibition against repricing requires the approval of the stockholders of the Company.

Eligible Participants
Employees and non-employee directors of the Company or its affiliates, including prospective employees who have accepted an offer of employment from the Company or an affiliate, and other individuals who perform services for the Company or any of its affiliates, are eligible to receive awards under the 2019 Plan. As of January 15, 2019, approximately 694 persons, including 2 executive officers, 6 non-employee directors and approximately 686 other individuals may be considered for awards under the 2019 Plan.

Neither the compensation committee nor the board of directors has made any decisions with respect to the individuals who may receive awards under the 2019 Plan after March 13, 2019, or the amount or nature of future awards. It is contemplated that any annual restricted stock awards to non-employee directors would be made under the 2019 Plan. See “Director Compensation.”

Authorized Shares
We are requesting 419,000 additional shares under the 2019 Plan.
The maximum number of shares available for grant and issuance under the 2019 Plan will be (a) 419,000 shares, plus (b) the number of remaining shares available under the 2010 Plan on the date of the stockholder approval of the 2019 Plan, plus (c) any shares that are subject to awards granted under the 2010 Plan that expire, are forfeited or canceled after that date without the issuance of shares (other than shares used to pay the exercise price of a stock option under the 2010 Plan and shares used to cover the tax withholding of the award under the 2010 Plan). As of September 30, 2018, 415,710 shares were available for grant and issuance under the 2010 Plan and 1,010,870 shares were subject to awards (including restricted stock awards) granted under the 2010 Plan.

Shares available for re-issuance under the 2019 Plan:

•	Shares underlying awards that are forfeited, canceled, expired or otherwise terminated without the issuance of shares.

Shares not available for re-issuance under the 2019 Plan:

•	Shares delivered to, or retained by, the Company in payment of the exercise price of a stock option;

•	Shares delivered to, or retained by, the Company in satisfaction of the tax withholding obligations with respect to an award;

•	Shares covered by a stock-settled award such as a stock appreciation right that were not issued upon the settlement of the award; and

•	Shares repurchased on the open market with the proceeds from the payment of the exercise price of a stock option.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Shares issued under the 2019 Plan may come from newly issued, treasury or reacquired shares, or any combination thereof.

Types of Awards
The 2019 Plan allows for the granting of the following types of awards:

•	Stock options (both incentive stock options and non-qualified stock options);

•	Stock appreciation rights;

•	Restricted stock;

•	Restricted stock units;

•	Other stock-based awards; and

•	Performance grants.

Each award granted under the 2019 Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the 2019 Plan. A participant’s rights in an award may be assigned or transferred only in the event of death.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (b) non-qualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by the Company or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. Only employees of the Company and its affiliates may receive awards of incentive stock options, and incentive stock options are subject to additional limitations. The exercise price of a stock option may be payable either in (a) cash, (b) if permitted by the compensation committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares, (c) if permitted by the compensation committee, by tendering shares previously acquired, (d) if permitted by the compensation committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, or (d) any combination of the foregoing.

Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights (other than stock appreciation rights assumed or granted in substitution for outstanding stock appreciation rights of a company acquired by the Company or any affiliate) are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant.

Restricted Stock. Restricted Stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the 2019 Plan and award agreement.

Restricted Stock Units. A restricted stock unit is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock unit. Other stock-based awards may be settled in cash, shares or other property.

Performance Grants. A performance grant is a right to receive cash, shares or other property if the terms and conditions of the performance grant are satisfied. Performance objectives may be based upon Company, business unit, participant and/or other performance objectives. Performance grants include stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards that are subject to performance vesting conditions.

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the compensation committee may establish. However, dividends and dividend equivalents may be paid with respect to any award only if, when and to the extent that the award vests, and until such time, dividends and dividend equivalents may be held in escrow (with or without the accrual of interest) or be reinvested into additional shares subject to the same vesting or performance conditions as the award on which they are payable.

Award Limits
Non-Employee Director Award Limits. The aggregate maximum fair market value (determined as of the date of grant) of the shares granted under the 2019 Plan in a fiscal year in respect of services as a non-employee director may not exceed $50,000, and the maximum amount that may be paid in a fiscal year to any non-employee director in property other than shares (including cash) in respect of services as a non-employee director may not exceed $100,000.

Employee and Consultant Award Limits. The maximum number of shares that may be granted to any employee or consultant during any one fiscal year under all awards is 125,000.

Minimum Vesting Periods. All awards must be subject to a minimum vesting period of at least one year, except:

•	up to a maximum of five percent of the number of shares available under the 2019 Plan may be issued without regard for any minimum vesting period;

•	in the event of the death, disability, or involuntary termination other than for cause of the participant’s service, or in connection with a change in control of the Company; and

•	for awards assumed or granted in substitution for outstanding awards of a company acquired by the Company or any affiliate.

Tax Withholding
The exercise or payment of awards and the issuance of shares under the 2019 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the compensation committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement.

Change in Control of the Company
The compensation committee may provide in an award agreement provisions relating to a “change in control” of the Company, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award; provided that, in addition to any other conditions provided for in the award agreement:

•
any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award in connection with a change in control may occur only if (i) the change in control occurs, and (ii) either (A) the employment of the participant is terminated without cause within two years of such change in control (“double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding awards; and

•
for any award that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a change in control or associated termination of employment shall be based upon the degree of performance attainment through the date of such change in control or associated termination of employment, as applicable, with such amount either paid in full or paid pro rata based on the period of time elapsed in the performance period as of the applicable date, as determined by the compensation committee in its sole discretion.

“Change in control” generally means, except as otherwise defined in an award agreement:

•
during any 24-month period, the directors of the Company at the start of such period (the “Incumbent Directors”) no longer constitute a majority of the members of the board, unless any individual becoming a director was approved by a vote of a majority of the Incumbent Directors;

•
the consummation of a merger, consolidation, recapitalization, statutory share exchange or similar transaction of the Company or any of its subsidiaries (only if voting securities of the Company are issued), or the sale or other disposition of all or substantially all of the assets of the Company to a non-affiliate; provided, however, that no change in control shall be deemed to have occurred if (i) the beneficial owners of voting securities immediately prior to the consummation of such transaction continue to beneficially own more than 50 percent of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction in substantially the same proportions as their ownership immediately prior to the consummation of such transaction; (ii) no person beneficially owns 25 percent or more of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction; and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such transaction were members of the board at the time of execution of the definitive agreement providing for such transaction;

•	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

•	any person, corporation or other entity or “group” (as defined in the Exchange Act) becomes the beneficial owner of 25 percent or more of the combined voting power of the Company.

A change in control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25 percent of the combined voting power of the Company as a result of the acquisition of Company voting securities by the Company which reduces the number of Company voting securities outstanding.

Recoupment/Clawback
Notwithstanding anything in the 2019 Plan or in any award agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto), stock exchange listing conditions or if so required pursuant to a written policy adopted by the Company, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the 2019 Plan by the Company at any time.

Adjustments
In the event of any change in the outstanding shares of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or similar event, the compensation committee or board of directors, as applicable, shall adjust the:

•	class and aggregate number of shares available under the 2019 Plan;

•	individual award maximum limits under the 2019 Plan;

•	class, number and exercise price of outstanding stock options and stock appreciation rights granted under the 2019 Plan; and

•	class and number of shares subject to any other awards granted under the 2019 Plan.

Amendments
The 2019 Plan may be amended in whole or in part at any time and from time to time by the board of directors, and the terms of any outstanding award under the 2019 Plan may be amended from time to time by the compensation committee (or board of directors as applicable) in its discretion provided that no amendment may be made without stockholder approval if such amendment would:

•	increase the number of shares available for grant under the 2019 Plan or for awards of incentive stock options;

•	decrease the minimum stock option or stock appreciation right exercise price;

•	reduce the minimum vesting or performance periods;

•	change the individual award limits; or

•	amend or repeal the prohibitions against repricing or exchange.

No amendment may adversely affect in a material manner any right of a participant under an award without his or her written consent.
Termination
The 2019 Plan may be suspended in whole or in part at any time and from time to time by the board. The 2019 Plan shall terminate upon the adoption of a resolution of the board terminating the 2019 Plan. No award may be granted under the 2019 Plan after the date that is 10 years from the date the 2019 Plan was last approved and adopted by the stockholders of the Company. No termination of the 2019 Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any award granted under the 2019 Plan.

New Plan Benefits
The benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2019 Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the compensation committee or board of directors, as applicable. It is contemplated that any annual restricted stock awards to non-employee directors would be made under the 2019 Plan. See “Director Compensation.”

We have employment agreements with Messrs. Schlarbaum and Barbato pursuant to which they may receive equity grants each fiscal year, however due to the level of achievement variables, we cannot presently estimate the number of shares they will actually receive.

Certain U.S. Federal Income Tax Consequences of 2019 Plan Awards
The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2019 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the 2019 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Nonqualified stock options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.
Incentive stock options. A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and the Company is not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as short-term capital gain, without a Company tax deduction.
Stock appreciation rights. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.
Restricted stock and restricted stock units. A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock units or other stock-based awards. When the restricted stock vests or the restricted stock units settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for the Company.
Section 162(m). Section 162(m) of the Code places a $1 million annual limit on the compensation deductible by the Company that is paid to certain covered employees.
Section 280G. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code and, to such extent, will be non-deductible by the Company and subject to a 20 percent excise tax on the recipient.
State and local tax consequences may in some cases differ from the federal tax consequences discussed above. In addition, awards under the 2019 Plan may be made to employees who are subject to tax in jurisdictions other than the United States, and may result in consequences different from those described above.
Vote Required. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon is required for approval of the 2019 Plan.
The board of directors recommends a vote FOR the approval of the 2019 Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans:
Approved by shareholders	907,637	(1)	$4.43	516,475	(2) (3)
Not approved by shareholders	16,145	(4)	$4.10	—
Total	923,782		$4.42	516,475

(1)			Represents shares and restricted stock units issuable upon exercise of awards granted under the 2010 Plan, which was approved by IEC stockholders in January 2011 and expires in January 2021.
(2)			Excludes shares reflected in first column. Includes 415,710 shares remaining available for issuance under the 2010 Plan.
(3)			Includes 100,765 shares available for issuance under the Employee Stock Purchase Plan.
(4)
This is an inducement option award granted to our President and Chief Executive Officer, Jeffrey T. Schlarbaum, on March 20, 2015 with an exercise price of $4.10 per share. The option vests in equal amounts on the first four anniversaries of the date of grant and expires ten years from the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board has adopted a written policy addressing the Company’s procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to SEC rules. The policy provides that any transaction, arrangement or relationship with a “related person” (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and in which the amount involved is expected to exceed $90,000 in any fiscal year, will be subject to the prior review and approval or ratification by the audit committee.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting, but if other matters properly come before the meeting, the persons named as proxies will vote on such matter in their discretion according to their best judgment. Stockholders are encouraged to vote.

Dated: January 24, 2019                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2018 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any.  Written requests should be made to: Thomas L. Barbato, Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

Appendix A

IEC ELECTRONICS CORP.

2019 STOCK INCENTIVE PLAN

(Effective March 13, 2019)

SECTION 1.	PURPOSE

The purpose of the IEC Electronics Corp. 2019 Stock Incentive Plan (the “Plan”) is to promote stockholder value and the future success of IEC Electronics Corp. (the “Company”) by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its Affiliates, and any other individuals who perform services for the Company or any of its Affiliates.

SECTION 2.	DEFINITIONS

2.1“Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, and any other entity in which the Company has a substantial ownership interest and that has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2“Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Stock Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; (e) Other Stock-Based Awards granted pursuant to Section 10; and (f) Performance Grants granted pursuant to Section 11.

2.3“Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4“Board” means the Board of Directors of the Company.

2.5“Cause” means, except as otherwise defined in an Award Agreement:

(a)The Participant’s conviction of or pleading guilty or no contest to a felony;

(b)failure or refusal of the Participant in any material respect (i) to perform the duties of his or her employment or to follow the lawful and proper directives of the Board, provided such duties or directives are consistent with any employment agreement of the Participant and such duties or directives have been given to the Participant in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company (so long as same are not inconsistent with any employment agreement of the Participant) as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of 30 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Participant;

(c)any willful or intentional act of the Participant committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation, or of improperly or unlawfully converting for the Participant’s own personal benefit any property of the Company, if such act or conduct is not cured or capable of cure within a period of 30 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Participant; or

(d)any violation or breach of any applicable non-disclosure or non-competition restrictions.

2.6“Change in Control” means, except as otherwise defined in an Award Agreement:

(a)during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (a “Person”), in each case, other than the management of the Company or the Board;

(b)the consummation of a merger, consolidation, recapitalization, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable, or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (i) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company); (ii) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company) beneficially owns, directly or indirectly, 25 percent or more of the combined voting power of the then outstanding voting securities of the Continuing Company; and (iii) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(c)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control; or

(d)any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company; (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate; or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change in Control: (x) any acquisition directly from the Company, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (z) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of subparagraph (b) above.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25 percent of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

2.7“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.8“Committee” means the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (b) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Stock are traded. References to “Committee” shall include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.9“Company” means IEC Electronics Corp., a Delaware corporation.

2.10“Defined Event” means the death, Disability or involuntary termination of a Participant without Cause, or, subject to Section 6.6, in connection with a Change in Control of the Company.

2.11“Disability” with respect to a Participant, has the meaning assigned to such term under the long-term disability plan maintained by the Company or an Affiliate in which such Participant is covered at the time the determination is made, and if there is no such plan, means the Participant’s inability, due to physical or related ill health, to perform the essential functions of Participant’s job, with or without reasonable accommodation, for 180 days during any 365-day period, irrespective of whether such days are consecutive; provided that, to the extent an Award subject to Section 409A shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.12“Effective Date” means the date on which the Plan is approved by the stockholders of the Company pursuant to Section 17.

2.13“Exchange” means the New York Stock Exchange, or such other principal securities market on which the shares of Stock are traded.

2.14“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.15“Fair Market Value” of a share of Stock as of any specific date means (a) the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or (b) such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Stock means the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

2.16“Incentive Stock Option” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

2.17 “Nonqualified Stock Option” means a Stock Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.18“Other Stock-Based Award” means an Award denominated in shares of Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.19“Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s beneficiary under Section 13.

2.20“Performance Grant” means an Award subject to the terms, conditions and restrictions described in Section 11, pursuant to which the Participant may become entitled to receive cash, shares of Stock or other property, or any combination thereof, as determined by the Committee.

2.21“Plan” has the meaning given such term in Section 1.

2.22“Prior Plan” means the IEC Electronics Corp. 2010 Omnibus Incentive Compensation Plan.

2.23“Remaining Number of Available Shares” has the meaning given such term in Section 5.1(a).

2.24“Reprice” means: (a) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under United States generally accepted accounting principles; (c) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the Exchange.

2.25 “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.26“Restricted Stock” means an Award of shares of Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.27“Restricted Stock Unit” means an Award of a right to receive shares of Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.28“Section 409A” means Section 409A of the Code.

2.29“Stock” means the common stock, par value $.01 per share, of the Company, and stock of any other class or company into which such shares may thereafter be changed.

2.30“Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.31“Stock Option” means a right to purchase shares of Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.32“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50 percent or more of the total combined voting power of all classes of its stock.

2.33“Treasury Regulations” means the tax regulations promulgated under the Code.

SECTION 3.ADMINISTRATION

3.1Administration. Except as otherwise specified herein, the Plan shall be administered solely by the Committee.

3.2Authority.

(a)Subject to Section 3.6, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of Award Agreement.

(b)The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary: the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(c)The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

3.3Repricing Prohibited Absent Stockholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 12, neither the Board nor the Committee may Reprice, adjust or amend the exercise price of Stock Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company. In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option may not be surrendered in consideration of, or exchanged for cash, other Awards, or a new Stock Option having an exercise price below that of the Stock Option which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction as set forth in Section 12, or such action is approved by the stockholders of the Company. Any amendment or repeal of this Section 3.3 shall require the approval of the stockholders of the Company.

3.4Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5Indemnification. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own bad faith, fraud, willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company shall indemnify each member of the Committee and officer of the Company against any such liability.

3.6Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

SECTION 4.PARTICIPATION

Consistent with the purposes of the Plan, the Committee shall have exclusive power to select the employees of the Company and its Affiliates, including prospective employees who have accepted an offer of employment from the Company or an Affiliate, and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan, and the Board shall have exclusive power to select the non-employee directors of the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

SECTION 5.	SHARES SUBJECT TO PLAN AND SHARE LIMITS

5.1    Maximum Number of Shares that May Be Issued.

(a)Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date shall be 419,000, plus the number of remaining shares of Stock not issued or subject to outstanding grants under the Prior Plan on the Effective Date (the “Remaining Number of Available Shares”), plus any shares of Stock that are subject to awards granted under the Prior Plan that expire, are forfeited or canceled or terminate for any other reason after the Effective Date without the issuance of shares. For the avoidance of doubt, any shares of Stock that are subject to outstanding awards granted under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plan after the Effective Date shall not become available under the Plan. If the Plan is approved by the Company’s stockholders on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.

(b)Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, shall not reduce the maximum number of shares of Stock that may be issued under the Plan as described in Section 5.1(a) or the maximum number of shares of Stock authorized for grant to an individual in any calendar year described in Section 5.2.

(c)Share Counting. For purposes of counting shares of Stock against the maximum number of shares of Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Stock (such as Stock Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares of Stock that may be issued pursuant to the Award, as determined by the Committee.

(d)Shares Added Back. Shares of Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Stock will again be available for issuance under the Plan; provided, however, the following shares of Stock, however, may not again be made available for grant in respect of Awards under the Plan:

(i)shares of Stock delivered to, or retained by the Company, in payment of the exercise price of a Stock Option;

(ii) shares of Stock delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to an Award;

(iii)shares of Stock covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Stock Appreciation Right or other Award; and

(iv)shares of Stock repurchased on the open market with the proceeds from the payment of the exercise price of a Stock Option.

(e)Source of Shares. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(f)Fractional Shares. No fractional shares of Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Stock that would otherwise be issuable shall be paid in lieu of such fractional share of Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Stock.

5.2    Maximum Individual Limits.

(a)    For Awards granted to individuals other than non-employee directors, subject to adjustment as provided in Section 12, the maximum number of shares of Stock that may be granted to any individual during any one fiscal year under all Awards shall be 125,000.

(b)    The aggregate maximum Fair Market Value (determined as of the date of grant) of the shares of Stock with respect to which Awards are granted under the Plan in any fiscal year to any non-employee director in respect of services as a non-employee director shall not exceed $50,000. The maximum amount that may be paid in any fiscal year to any non-employee director in property other than shares of Stock (including cash) in respect of services as a non-employee director shall not exceed $100,000.

SECTION 6.	AWARDS UNDER THE PLAN

6.1.Types of Awards. Awards under the Plan may include one or more of the following types: Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Performance Grants. As provided by Section 3.2(b), the Committee may also grant any other Award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements.

6.2.Dividend Equivalents. Other than with respect to Stock Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine. Dividends or dividend equivalents may be paid with respect to any Award only if, when and to the extent that the underlying Award vests. Dividends and dividend equivalents may, at the Committee’s discretion, be held in escrow (with or without the accrual of interest), or be reinvested into additional shares of Stock subject to the same vesting or performance conditions as the underlying Award.

6.3.Transferability. An Award and a Participant’s rights and interest under an Award may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of the Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

6.4.Exclusion from Minimum Vesting Requirements. Awards granted under Section 7, Section 8, Section 9, Section 10 and Section 11 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(a)up to a maximum of five percent of the maximum number of shares of Stock that may be issued under the Plan pursuant to Section 5.1(a) may be issued pursuant to Awards granted under Section 7,

Section 8, Section 9, Section 10 or Section 11 without regard for any minimum vesting period or continued employment or provision of service requirements set forth in such Sections; and

(b)continued employment or provision of service for exercisability or vesting shall not be required (i) as the Committee may determine or permit otherwise in connection with the occurrence of a Defined Event, and (ii) as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

6.5.Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement shall be subject to the terms and conditions of the Plan.

6.6.Change in Control. The Committee may include in an Award Agreement provisions related to a Change in Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award; provided that, in addition to any other conditions provided for in the Award Agreement:

(a)any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) either (A) the employment of the Participant is terminated (as set forth in the Award Agreement) without Cause within two years of such Change in Control (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards; and

(b)with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives (including but not limited to Performance Grants), any amount deemed earned or vested in connection with a Change in Control or associated termination of employment without Cause shall be based upon the degree of performance attainment through the date of such Change in Control or associated termination of employment without Cause, as applicable, with such amount either paid in full or paid pro rata based on the period of time elapsed in the performance period as of the applicable date, as determined by the Committee in its sole discretion.

6.7.Forfeiture Provisions.

(a)The Committee may, in its discretion, provide in an Award Agreement that an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud, theft, embezzlement, financial dishonesty or harassment, as determined by the Committee in its sole discretion, or if the Participant’s employment or service is terminated for Cause. The Committee may, in its discretion, provide in an Award Agreement that in such event the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award or the sale of shares of Stock acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may, in its discretion, provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

(b)Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.7 or in any Award Agreement shall, or shall be interpreted to, (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions and rules of Section 21F of the Exchange Act, Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any such report.

(c)Notwithstanding the foregoing, a Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

6.8.Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Stock or other property, or a combination thereof, as the Committee shall determine or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine.

6.9.Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto), Exchange listing conditions or if so required pursuant to a written policy adopted by the Company, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time.

SECTION 7.	STOCK OPTIONS

7.1Grant of Stock Options. The Committee may grant Awards of Stock Options. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the shares of Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

7.2Exercise Price; Expiration Date. Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Stock subject to such Stock Option on the date that the Stock Option is granted. The Committee in its discretion shall establish the expiration date of a Stock Option; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Option is granted.

7.3Number of Shares of Stock. The Committee shall determine the number of shares of Stock to be subject to each Stock Option.

7.4Minimum Vesting Period. Except as otherwise permitted by Section 6.4, Stock Options shall not vest for at least one year after the date of grant.

7.5Exercisability. The Stock Option shall not be exercisable unless the Stock Option has vested, and payment in full of the exercise price for the shares of Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:
(a)cash;

(b)if permitted by the Committee, by instructing the Company to withhold a number of shares of Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Stock that have been held by the Participant for at least six months (or such shorter period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Stock otherwise issuable to the Participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)any combination of the foregoing.

7.6Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit that applies at the time the Incentive Stock Options are granted), such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option shall be at least 110 percent of the Fair Market Value of the shares of Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Remaining Number of Available Shares.

SECTION 8.STOCK APPRECIATION RIGHTS

8.1Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Appreciation Rights or the shares of Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

8.2Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion shall establish the expiration date of a Stock Appreciation Right; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

8.3Number of Shares of Stock. The Committee shall determine the number of shares of Stock to be subject to each Award of Stock Appreciation Rights.

8.4Minimum Vesting Period. Except as otherwise permitted by Section 6.4, Stock Appreciation Rights shall not vest for at least one year after the date of grant.

8.5Exercisability. Stock Appreciation Rights shall not be exercisable unless the Stock Appreciation Rights have vested.

8.6Exercise and Settlement. An Award of Stock Appreciation Rights shall entitle the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Stock for which the Award is being exercised. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Stock it would otherwise be obligated to deliver.

SECTION 9.RESTRICTED STOCK; RESTRICTED STOCK UNITS

9.1Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

9.2Number of Shares of Stock. The Committee shall determine the number of shares of Stock to be issued to a Participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration or a combination thereof.

9.3Restricted Stock Issuance. Shares of Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Stock, which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.4Vesting Conditions. The vesting of an Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

9.5Minimum Vesting Period. Except as otherwise permitted by Section 6.4, Restricted Stock and Restricted Stock Units shall not vest for at least one year after the date of grant.

9.6Stockholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made shall have ownership of such shares of Stock, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such shares of Stock, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement.

SECTION 10. OTHER STOCK-BASED AWARDS

10.1Grant of Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

10.2Vesting Conditions. The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

10.3Minimum Vesting Period. Except as otherwise permitted by Section 6.4, Other Stock-Based Awards shall not vest for at least one year after the date of grant.

10.4Settlement. The Committee shall be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Stock or other property, or any combination thereof.

SECTION 11. PERFORMANCE GRANTS

11.1Grant of Performance Grants. The Committee may grant Awards of Performance Grants. The Award of a Performance Grant to a Participant will entitle the Participant to receive an amount in cash, shares of Stock or other property, or any combination thereof, determined by the Committee if the terms and conditions in the Plan and the Award Agreement are satisfied. The Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, shares of Stock or other property, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish.

11.2Award Terms. The Committee shall determine the value or the range of values of a Performance Grant to be awarded to each Participant selected for an Award of a Performance Grant and the performance objectives upon which the vesting, payment or settlement of the Performance Grant is conditioned. Performance Grants may be issued in different classes or series having different names, terms and conditions.

11.3Minimum Vesting Period. Except as otherwise permitted by Section 6.4, the vesting period shall be for a minimum of one year.

SECTION 12. DILUTION AND OTHER ADJUSTMENTS

12.1Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, shall make such adjustment in (a) the class and maximum number of shares of Stock that may be delivered under the Plan as described in Section 5.1 and the Award limits under Section 5.2, (b) the class, number and exercise price of outstanding Stock Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

12.2Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Stock subject to such Award would have received in such merger, consolidation or similar transaction.

12.3Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of Awards in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Stock as a result of such event, over (ii) the exercise price of such Stock Option or Stock Appreciation Right, provided further that the value of any outstanding Stock Option or Stock Appreciation Right shall be zero where the exercise price of such Stock Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

SECTION 13. DESIGNATION OF BENEFICIARY BY PARTICIPANT

A Participant may designate a beneficiary to exercise, or to receive any payment or settlement to which he may be entitled in respect of, any Award under the Plan in the event of his death in a manner determined by the Committee in its discretion. If a Participant did not designate a beneficiary under this Section 13, or if no designated beneficiary survives the Participant and is living on the date on which any amount becomes payable to such Participant, the term “beneficiary” as used in the Plan and any Award Agreement shall be deemed to be the legal representatives of the Participant’s estate. If there is any question as to the legal right of any beneficiary to receive a settlement or payment of (or to exercise) an Award under the Plan, the Committee in its discretion may determine that the Award in question be settled or paid to (or exercised by) the legal representatives of the Participant’s estate, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such Award.

SECTION 14. AMENDMENT OF PLAN OR AWARDS

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment would:

(a)increase the number of shares available for grant specified in Section 5.1 or Section 7.6 (in each case, other than pursuant to Section 12);

(b)decrease the minimum Stock Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 12);

(c)reduce the minimum vesting or performance periods set forth in Section 7.4, Section 8.4, Section 9.5, Section 10.3 and Section 11.3;

(d)change the Award limits set forth in Section 5.2 (other than pursuant to Section 12); or

(e)amend or repeal the prohibition against repricing or exchange set forth in Section 3.3.

No such amendment shall adversely affect in a material manner any right of a Participant under an Award without his written consent. Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

SECTION 15. PLAN TERMINATION

15.1Suspension. The Plan may be suspended in whole or in part at any time and from time to time by the Board.

15.2Termination. The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Section 14.

SECTION 16. MISCELLANEOUS PROVISIONS

16.1Loans. No loans from the Company or any Affiliate to a Participant shall be permitted in connection with the Plan.

16.2Reservation of Rights of the Company. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

16.3Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

16.4General Conditions of Awards. No Participant or other person shall have any right with respect to the Plan, the shares of Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

16.5Rights as a Stockholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Stock Options, Stock Appreciation Rights, Restricted Stock Units, Other Stock-Based Awards, Performance Grants or other Awards shall have no rights as a stockholder with respect to any shares of Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Stock or other instrument of ownership, if any. Except as provided in Section 12, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

16.6Compliance with Applicable Laws. No shares of Stock or other property shall be issued or paid hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Stock to be issued hereunder or to effect similar compliance under any state or local laws.

16.7Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with shares of Stock, including shares of Stock that are part of the Award that gives rise to the withholding requirement (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact). It shall be a condition to the obligation of the Company to issue shares of Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Stock or other property, or any combination thereof.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a Fair Market Value equal to the amount of such taxes).

16.8Unfunded Nature of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

16.9Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

16.10No Guarantee of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary. Furthermore, the existence of an Award shall not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

16.11Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

16.12Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

16.13Governing Law; Venue. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York. Any legal action against the Plan, the Company, an Affiliate or the Committee may only be brought in the courts located in Monroe County or the United States District Court in Rochester, New York.

16.14Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A and any Section 409A compliance policy of the Company. To the extent any payment of an Award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning given such term by Section 409A) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum on the first day of the seventh month following the Participant’s separation from service. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

SECTION 17. SHAREHOLDER ADOPTION

The Plan shall be submitted to the stockholders of the Company for their approval and adoption at a meeting to be held on March 13, 2019, or at any adjournment thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted. The stockholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the stockholders duly held by vote taken in the manner required by the laws of the State of Delaware.

IEC Electronics

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NY 14513

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, March 12, 2019 (the day before the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IEC2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, March 12, 2019 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54688-P16096 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

IEC ELECTRONICS CORP.

The Board of Directors recommends you vote FOR all the nominees listed.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________________

Nominees:

01) Keith M. Butler	03) Andrew M. Laurence	05) Jeremy R. Nowak
02) Charles P. Hadeed	04) Michael W. Osborne	06) Jeffrey T. Schlarbaum

	1 Year	2 Years	3 Years	Abstain
4. To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
5. To consider and approve our 2019 Stock Incentive Plan.	☐	☐	☐

NOTE: In their discretion, and in accordance with applicable law, the named proxies may vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E54689-P16096

IEC ELECTRONICS CORP.
Annual Meeting of Stockholders
March 13, 2019 at 9:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors and each matter to be voted on at the Annual Meeting has been proposed by the Board of Directors of the Company.

The undersigned hereby appoints Jeremy R. Nowak and Jeffrey T. Schlarbaum, and each of them, each with power of substitution, as proxies to attend the Annual Meeting of Stockholders of IEC Electronics Corp. to be held virtually at www.virtualshareholdermeeting.com/IEC2019 on March 13, 2019 at 9:00 a.m. Eastern Time, and any adjournment thereof, and to vote as directed by the undersigned on the reverse side of this proxy, the number of shares the undersigned would be entitled to vote at any and all adjournments thereof.

- **The shares represented by this proxy will be voted as specified by you, and it revokes any prior proxy given by you.**
- **Unless you withhold authority to vote for one or more of the nominees according to the instruction on the reverse side of this proxy, your signed proxy will be voted FOR the election of the six director nominees listed on the reverse side of this proxy and described in the accompanying proxy statement.**
- **Unless you specify otherwise, your signed proxy will be voted FOR Proposals 2, 3 and 5 and for ONE YEAR on Proposal 4 listed on the reverse side of this proxy and described in the accompanying proxy statement.**
- You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated January 24, 2019, describing more fully the proposals listed in this proxy.

Continued and to be signed on reverse side